                                                                   Exhibit 10.34

                            STOCK PURCHASE AGREEMENT
                      RELATING TO SHARES OF CTC MEDIA, INC.

                            Dated as of July 28, 2005

                                Table of Contents
                                -----------------

                                       ii

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of July 28, 2005, by and among CTC Media, Inc., a Delaware corporation (the "COMPANY"), the stockholders listed on Schedule A hereto (each a "STOCKHOLDER" and, collectively, "STOCKHOLDERS") and the optionholders listed on Schedule B hereto
(each an "OPTIONHOLDER" and, collectively, "OPTIONHOLDERS").

RECITALS

         WHEREAS each Stockholder is the beneficial owner of shares of: common stock, par value $0.01 per share (the "COMMON STOCK"); shares of Class A Senior
Preferred Stock, par value $0.01 per share (the "CLASS A PREFERRED STOCK")
and/or shares of Super Senior Preferred Stock, par value $0.01 per share (the
"SUPER SENIOR PREFERRED STOCK"), of the Company;

         WHEREAS each Optionholder holds an option to purchase shares of
Common Stock;

         WHEREAS some of the Stockholders and the Company are parties, with certain other stockholders of the Company, to that certain Stockholders'
Agreement dated as of August 19, 2003 (as the same may be supplemented or amended from time to time, the "STOCKHOLDERS' AGREEMENT");

         WHEREAS each Stockholder desires to sell, and the Company desires to purchase, such shares of Common Stock, Class A Senior Preferred Stock and Super
Senior Preferred Stock which when taken together on an as-converted to Common
Stock basis equal the number of shares of Common Stock set forth next to such
Stockholder's name on Schedule A to this Agreement (the "STOCKHOLDER SHARES");
and

         WHEREAS, each Optionholder desires to sell, and the Company desires to purchase, such shares of Common Stock set forth next to such Optionholder's name on Schedule B to this Agreement (the "OPTIONHOLDER SHARES").

         NOW, THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      -1-

1.       Definitions

"AGREEMENT"                                shall have the meaning set forth in the preamble;

"ATTORNEY-IN-FACT"                         shall have the meaning set forth in Section 5.4;

"CLOSING"                                  shall have the meaning set forth in Section 2.3.1;

"COMMON STOCK"                             shall have the meaning set forth in the Recitals;

"COMPANY"                                  shall have the meaning set forth in the preamble;

"EXERCISE NOTICE"                          shall have the meaning set forth in Section 2.3.1;

"OPTIONHOLDER" OR "OPTIONHOLDERS"          shall have the meaning set forth in the preamble;

"OPTIONHOLDER SHARES"                      shall have the meaning set forth in the Recitals;

"PER SHARE PRICE"                          shall have the meaning set forth in Section 2.2;

"SELLER" OR "SELLERS"                      means, collectively, the Stockholders and the Optionholders and, individually, any one of them;

"SHARES"                                   means, collectively, the Stockholder Shares and the
                                           Optionholder Shares and, individually, any one of them;

"STOCKHOLDER" OR "STOCKHOLDERS"            shall have the meaning set forth in the preamble;

"STOCKHOLDER SHARES"                       shall have the meaning set forth in the preamble;

"STOCKHOLDERS' AGREEMENT"                  shall have the meaning set forth in the Recitals;

"TRUST ACCOUNT"                            shall have the meaning set forth in Section 2.3.1.

2.       Purchase and Sale of Shares

         2.1      Purchase and Sale of Shares. Upon the terms and
subject to the conditions of this Agreement, (i) the Company will purchase from each Stockholder, and each Stockholder will sell, transfer, assign and deliver to the Company, the number of Stockholder Shares set forth next to such
Stockholder's name on Schedule A and (ii) the Company will purchase from each
Optionholder, and each Optionholder will sell, transfer, assign and deliver to the Company, the number of Optionholder Shares set forth next to such
Optionholder's name on Schedule B.

         2.2      Consideration for Shares. The total, aggregate consideration to be paid by the Company for the Shares hereunder shall be equal to the product of $16.75 (the "Per Share Price") multiplied by the number of Shares sold by the
Sellers (less the aggregate exercise price payable by the Optionholders for the exercise of the options to purchase the Optionholder Shares). No additional fees or expenses shall be payable to the Sellers (directly or indirectly) by the
Company in connection with the purchase of the Shares.

                                       -2-

         2.3      Closing

                  2.3.1    The closing (the "CLOSING") of the purchase of Shares
provided for in this Agreement shall take place at the offices of Wilmer Cutler
Pickering Hale and Dorr LLP, Alder Castle, 10 Noble Street, London, EC2V 7QJ, on
the later of (x) the second business day following the satisfaction of the conditions set forth in Section 6 of this Agreement and (y) July 26, 2005, or at such other place or on such other later date as may be agreed by the Company and
Sellers representing at least fifty per cent (50%) of the Shares to be sold hereunder. At the Closing, (i) each Stockholder shall deliver to the Company certificates for all the Shares to be sold by such Stockholder, duly endorsed for transfer or accompanied by a duly executed stock power, sufficient to convey to the Company good title to such Shares, (ii) each Optionholder shall deliver an irrevocable notice of exercise to the Company with respect to his or her respective Optionholder Shares (each an "Exercise Notice"), and (iii) the
Company shall deliver to each Seller, by wire transfer of immediately available funds to a client trust account of Hogan & Hartson (the "Trust Account") for the benefit of the Sellers an amount in U.S. dollars equal to the aggregate purchase price for such Seller's Shares, calculated as the product of the Per Share Price multiplied by the number of such Shares (less, with respect to any Optionholder, the aggregate exercise price payable by such Optionholder for the exercise of the options to purchase his or her respective Optionholder Shares).

                  2.3.2    The Sellers each agree that the amount payable from
the Trust Account to the Sellers will be made, net of fees and expenses, resulting in a distribution of $16.08 per Share (reduced, with respect to any
Optionholder, by the aggregate exercise price payable by such Optionholder for the exercise of options to purchase his or her respective Optionholder Shares)
by wire transfer to the Seller's individual bank accounts communicated in advance to Hogan & Hartson.

3.       Representations and Warranties of Sellers. Each Seller severally represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

         3.1      Ownership of Shares. Such Seller, to the extent
such Seller is a Stockholder, is the lawful owner of, and has good title to, the
Shares to be sold by such Seller under this Agreement, and such Shares are not subject to any liens or restrictions on transfer other than as set forth in the
Stockholders' Agreement. Such Seller, to the extent such Seller is an
Optionholder, will upon exercise of the option to purchase his or her respective
Optionholder Shares, be the lawful owner of, and have good title to, the Shares to be sold by such Seller under this Agreement, and such Shares will not be subject to any liens or restrictions on transfer other than a right of first refusal in favor of the Company. Such Seller, to the extent that such Seller is not an Optionholder hereunder, will not be exercising any options granted to such Seller by the Company in order to satisfy his or her obligation to sell
Shares hereunder. Upon transfer of the Shares to the Company hereunder, the
Company will obtain good and marketable title to the Shares free and clear of all liens, claims, charges and encumbrances other than as set forth in the
Stockholders' Agreement.

         3.2      Receipt of Financial Statements; Review of Company Recent
Developments. Such Seller has received a copy of the Company's audited consolidated financial statements as of and for the year ended December 31,
2004. Such Seller has reviewed and understood the information set forth in
Schedule C hereto regarding material recent developments in the Company's business and operating results.

                                      -3-

         3.3      Proposed Public Offering of Company's Common Stock. Such
Seller understands and acknowledges that it has been informed by the Company that it is the Company's current intention to seek an initial public offering of the Common Stock as early as the second quarter of 2006. Such Seller understands and acknowledges that the initial public offering price and the public market price of the Common Stock thereafter may be materially higher than the Per Share
Price being paid for such Seller's Shares hereunder. Such Seller understands that the Company's intention to seek an initial public offering is highly confidential and agrees that such information is subject to the confidentiality provisions of Section 5.3 hereof.

         3.4      Power and Authority. Such Seller has full power and authority to execute and deliver this Agreement and, if such Seller is an Optionholder, to execute and deliver his or her respective Exercise Notice and, subject to the receipt of necessary consents or waivers under the Stockholders' Agreement and, to the extent any of the Shares were or will be acquired pursuant to the exercise of options granted by the Company, the exercise by the Company of its right of first refusal over such Shares, to sell, assign, transfer and convey the Shares to be sold by such Seller under this Agreement in accordance with the terms of this Agreement.

         3.5      Due Execution. The execution and delivery of this Agreement by such Seller and, if such Seller is an Optionholder, his or her respective
Exercise Notice, and the transfer of the Shares to be sold by such Seller under this Agreement have been duly authorized by all necessary action, subject to the receipt of necessary consents or waivers under the Stockholders' Agreement and, to the extent any of the Shares were or will be acquired pursuant to the exercise of options granted by the Company, the exercise by the Company of its right of first refusal over such Shares. This Agreement has been duly executed and delivered by such Seller and is the legal, valid and binding obligation of such Seller, enforceable against it in accordance with the terms of this
Agreement. If such Seller is an Optionholder, his or her Exercise Notice, as of
the Closing, will be duly executed and delivered by such Optionholder and will constitute irrevocable notice to exercise the option with respect to his or her respective Optionholder Shares.

         3.6      No Conflict; Consents. Subject to the receipt of necessary consents or waivers under the Stockholders' Agreement and, to the extent any of the Shares were or will be acquired pursuant to the exercise of options granted by the Company, the exercise by the Company of its right of first refusal over such Shares, neither the execution and delivery of this Agreement (and if such
Seller is an Optionholder, his or her respective Exercise Notice), nor the transfer of the Shares hereunder, by such Seller will (i) conflict with or violate any provision of law, or regulation, or court or administrative order applicable to such Seller, (ii) with or without the giving of notice or the passage of time or both, conflict with or violate, or result in a breach or termination of, or constitute a default or permit the acceleration of any material obligation under, any provision of any contract or agreement to which such Seller is a party or by which any of such Seller's properties may be bound,
(iii) if such Seller is an entity, conflict with or violate any provision of the organizational documents of such Seller, or (iv) require the consent, waiver, approval or authorization of, or filing with, any individual, partnership, joint venture, corporation, trust, entity or government or department or agency thereof.

         3.7      No Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of such Seller, threatened against or relating to such Seller that would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

                                      -4-

4.       Representations and Warranties of the Company. The Company represents and warrants to each Seller, as of the date of this Agreement and as of the
Closing, as follows:

         4.1      Power and Authority. The Company has full power and
authority to execute and deliver this Agreement and to purchase the Shares to be purchased under this Agreement in accordance with the terms of this Agreement subject to the receipt of necessary consents or waivers under the Stockholders'
Agreement.

         4.2      Due Execution. The execution and delivery of this Agreement by the Company and the purchase of the Shares under this Agreement have been duly authorized by all necessary action subject to the receipt of necessary consents or waivers under the Stockholders' Agreement. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms of this Agreement.

         4.3      No Conflict; Consents. Subject to the receipt of necessary consents or waivers under the Stockholders' Agreement, neither the execution and delivery of this Agreement, nor the purchase of the Shares hereunder, by the
Company will (i) conflict with or violate any provision of law, or regulation, or court or administrative order applicable to the Company, (ii) with or without the giving of notice or the passage of time or both, conflict with or violate, or result in a breach or termination of, or constitute a default or permit the acceleration of any material obligation under, any provision of any contract or agreement to which the Company is a party or by which any of the Company's properties may be bound, (iii) conflict with or violate any provision of the organizational documents of the Company, or (iv) require the consent, waiver, approval or authorization of, or filing with, any individual, partnership, joint venture, corporation, trust, entity or government or department or agency thereof.

         4.4      No Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of the Company, threatened against or relating to the Company that would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

         4.5      Recent Material Developments. The historical information
contained in Schedule C is true and correct in all material respects. The forward-looking information contained in Schedule C is based on reasonable assumptions and represents the Company's best estimate of future results based on currently available information.

         4.6      Investment Materials. The Company has relied only on its own independent analysis of the prospects of the Company and on the representations and warranties of the Sellers set forth in Section 3 of this Agreement.

5.       Covenants of the Parties

         5.1      Consents and Waivers under the Stockholders' Agreement. Each
Seller that is a party to the Stockholders' Agreement agrees to grant any consent or waiver required under the Stockholders' Agreement to effectuate the purchase and sale of Shares contemplated hereby, including, without limitation, a waiver of the tag along right pursuant to Section 5.5 of the Stockholders'
Agreement. Each such party shall also use its reasonable best efforts to obtain the consent or waiver of any other stockholder of the Company required for the effectuation of the purchase and sale of Shares contemplated hereby.

                                      -5-

         5.2      Exercise of Options. Each Optionholder agrees to take all
steps necessary to exercise such options as are needed for him or her to acquire their respective Optionholder Shares at or prior to the Closing. The
Optionholders agree to provide an irrevocable Exercise Notice to the Company stating that the effective date of the exercise shall be the date of the
Closing, in which case the Company shall net the exercise price at the Closing against the aggregate Per Share Price due to the Optionholders as described in
Section 2.3, and no certificates representing the Optionholder Shares shall ever be issued to the Optionholders directly, with the cash proceeds to be received by the Optionholders reduced by the amount of the exercise price in connection with the exercise of such option.

         5.3      Confidentiality. Except as may be required by law, any
applicable rule or regulation of any stock exchange or other self-regulatory organization, no Seller will make any disclosure regarding the execution of this
Agreement, the terms hereof (including, without limitation, the Per Share
Price), the information contained in Schedule C hereto or the Company's intention to seek an initial public offering of the Common Stock, other than (x)
to its employees, officers, attorneys, accountants, agents and representatives
(who shall be instructed to keep such information confidential) and (y) (with only such information as is necessary) to the other parties to the Stockholders'
Agreement in connection with obtaining their consent and approval, without the prior consent of the Company.

         5.4      Power of Attorney. The Company acknowledges that (a) Myron A.
Wick III (the "Attorney-in-Fact") is acting pursuant to a power of attorney for certain of the Sellers for purposes of the transactions contemplated by this
Agreement; and (b) the individual Sellers, and not the Attorney-in-Fact, shall be liable to the Company directly for any loss, damage or liability whatsoever which may be sustained by the Company hereunder, including, without limitation any such loss, damage or liability arising from a breach of any of the representations and warranties deemed to have been given by such Seller(s) in
Section 3 of this Agreement. The Company acknowledges that it shall not, directly or indirectly, seek recourse against the Attorney-in-Fact regarding any such loss, damage or liability other than in respect of a liability resulting from the sale of his own Shares hereunder.

6.       Conditions to the Sale

         6.1      Conditions of Company's Obligations at Closing. The obligation of the Company to purchase the Shares shall be subject only to the following conditions, all of which shall be fulfilled at or prior to the Closing to the reasonable satisfaction of the Company unless waived in writing by the Company:

                  (a)      the representations and warranties of each of the
         Sellers set forth in Section 3 shall be true and correct at and as of the Closing as though made on the Closing;

                  (b)      each of the Sellers shall have performed and complied
         with all agreements, obligations and conditions contained in this
         Agreement that are required to be performed or complied with by such
         Seller on or before Closing;

                  (c)      the Company shall have obtained bank or other
         financing in the amount of the aggregate Per Share Price payable for all Shares on terms and conditions consistent with current market conditions and reasonably satisfactory to the Company and the Company shall have satisfied all conditions precedent to the drawdown of funds under such financing;

                                      -6-

                  (d)      all necessary consents, waivers and approvals under
         the Stockholders' Agreement shall have been obtained, including, without limitation, a written waiver by each of Alfa Capital Holdings
         (Cyprus) Limited and MTG Broadcasting AB of their respective rights of first offer pursuant to Section 5.4 of the Stockholders' Agreement (or the lapse of such right through notification and the passage of time)
         and a written waiver by each of the Significant Stockholders (as such term is defined in the Stockholders' Agreement) that is not a Seller of their tag-along rights pursuant to Section 5.5 of the Stockholders'
         Agreement (or the lapse of such right through notification and the passage of time);

                  (e)      no preliminary or permanent injunction or other order
         against the delivery of the Shares or prohibiting the consummation of any of the transactions contemplated hereby issued by any court of competent jurisdiction shall be in effect;

                  (f)      all powers of attorney to be utilized shall be in
         form and substance reasonably satisfactory to the Company; and

                  (g)      with respect to the Company's obligation to purchase
         the Shares to be sold by any Seller, such Seller has not notified the
         Company that it does not wish to proceed with the sale of such Seller's
         Shares upon the terms set forth herein, regardless whether such Seller has signed this Agreement directly or through the Attorney-in-Fact.

         6.2      Conditions of Seller's Obligations at Closing. The obligation of each Seller to sell the Shares hereunder shall be subject only to the following conditions, all of which shall be fulfilled at or prior to the Closing to the reasonable satisfaction of such Seller and the waiver of which shall not be effective against any Seller who does not consent thereto:

                  (a)      the representations and warranties of the Company set
         forth in Section 4 shall be true and correct at and as of the Closing as though made on the Closing;

                  (b)      the Company shall have performed and complied with
         all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before
         Closing; and

                  (c)      no preliminary or permanent injunction or other order
         against the delivery of the Shares by such Seller issued by any court of competent jurisdiction shall be in effect.

7.       General Provisions

         7.1      Termination. This Agreement may be terminated (i) by the
written consent of the Company and Sellers representing at least fifty per cent
(50%) of the Shares to be sold hereunder, or (ii) if the Closing shall not have occurred by August 31, 2005.

         7.2      Effect of Termination. In the event of the termination of this
Agreement, this Agreement shall be void and of no further effect and there shall be no further liability on the part of the Company or any Seller.

                                      -7-

         7.3      Amendment; Assignment. This Agreement may be amended,
modified or supplemented and portions of it waived by, but only by, a written agreement signed by the Company and by Sellers representing at least fifty per cent (50%) of the Shares to be sold hereunder. Neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party, except that the Company may assign the obligation to purchase any or all of the Shares to an affiliate of the Company. Notwithstanding the foregoing, the Sellers agree and acknowledge that additional stockholders and optionholders may become party to this Agreement and deemed Sellers for all purposes as set forth herein and that Schedules A and B may be amended to reflect such additional Sellers and to reflect a reduction in the number of Shares to be sold by any Seller in an aggregate amount not to exceed the greater of 500,000 Shares and the number of
Shares to be sold by such additional Sellers without further action or consent of the other Sellers provided that such additional stockholders or optionholders agree to become bound by this Agreement by executing an adoption agreement in form and substance satisfactory to the Company.

         7.4      Governing Law. This Agreement shall be governed in all
respects, including validity, construction, interpretation and effect, by the laws of the State of New York, without regard to principles of conflicts of laws.

         7.5      Fees and Expenses. The Company and each Seller shall bear its own fees and expenses, including without limitation the fees and expenses of its legal advisors, incurred in connection with the execution of this Agreement.

         7.6      Entire Agreement. This Agreement constitutes the entire
agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, relating to such subject matter, including, without limitation, the Letter of Intent dated June 27, 2005 among the Company, Peter
Gerwe and Myron A. Wick III.

         7.7      Counterparts. This Agreement may be executed in a number of counterparts and by the parties on separate counterparts and by facsimile, and all counterparts shall together constitute one and the same instrument.

                             [Signature Pages Follow]

                                      -8-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on the date first written above.

                             CTC MEDIA, INC.

                             By: /s/ Nilesh Lakhan
                                 -------------------------------

                             Name: Nilesh Lakhani
                             Title:  Chief Financial Officer
                             Address for Notices:
                             15A Pravda Street
                             Moscow  125124
                             Russia
                             Attention: Chief Financial Officer

                             MYRON A. WICK III
                             for himself and McGettigan, Wick & Co, Inc., Wick
                             Investments Inc. and as Attorney-in-fact on behalf
                             of the other Sellers on Schedules A and B

                             Signed: /s/ Myron A. Wick III
                                     ---------------------------
                             Address for Notices:
                             c/o McGettigan, Wick & Co., Inc.
                             50 Osgood Place, Penthouse
                             San Francisco, CA  94133

                                      -9-

                                   SCHEDULE A

-------------------------------------------------------------- -----------------

STOCKHOLDER                                                          SHARES
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Alliance Scan East, L.P.                                            190,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Apostolakis, James                                                   59,700
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Arabella, S.A.                                                      313,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Belwind Investments Ltd., by Philippe Cahen                          96,560
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Berens, Rodney B.                                                    86,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Camdex International Limited, by Jeffrey L. Schmidt                 108,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Cook, Langdon P.                                                      9,300
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Cooper, Andrew C.                                                    16,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Cowles, James C.                                                     12,100
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Curtis, Robert                                                       23,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
De Chazal, Guy Louis                                                 21,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
DeYoung James W.                                                     23,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Dulverton Holdings Ltd                                              116,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
DW Investments                                                        9,400
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Ellis, U. Bertram                                                    21,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Ezzes, Stephen                                                       15,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Friedman, Tully M., Trustee of Tully M Friedman
Revocable Trust U/A/D 1/3/80                                         27,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
FWH Associates, by Warren Hellman                                    22,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Gerwe, Peter                                                        265,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Grand-Jean, Richard                                                  10,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Gruber, Jon D.                                                       21,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Guernroy Limited, by Diego Von Buch                                  10,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Hagenbuch, John J., Trustee N/D/T Sept 13 1995                      321,400
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Hanson, Michael                                                      34,400
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Hobart and William Smith Colleges                                     9,500
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Lopez, Michael                                                        6,600
-------------------------------------------------------------- -----------------
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                                      -10-

-------------------------------------------------------------- -----------------

STOCKHOLDER                                                          SHARES
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Marson, Arnaldo M. and Cynthia M., Living Trust
Dated May 5, 1997                                                     9,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
McBaine, J. Patterson                                                 5,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
McGettigan, Wick & Co., Inc.                                         46,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Minosa International Inc., by Diego von Buch                         10,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Moorfoot, Mark                                                        8,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Northwood Ventures LLC                                              323,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Orbis International                                                   5,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Osterweis Revocable Trust, by John S. Osterweis                      10,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
P.J. Investments                                                     10,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Paulus Finance S.A.                                                  17,040
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
PDY Corporation, by Paul Bluhdorn                                    21,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Phillips Exeter                                                       8,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Pleyel Holdings Limited                                              51,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Privatim Finance Ltd, (BVI)                                          86,400
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Rakova, Lilia                                                        19,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Reinfrank, Rudolph R. (record owner--Len Dedo
beneficial owner)                                                     4,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Rollnick, William D.                                                 53,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Saunders, Thomas A. III                                               6,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Schiff, Peter G.                                                     38,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Siegel, Mark S.                                                      10,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Sloan, Franc                                                         11,800
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Strother Film Partners II, L.P.                                     122,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Swindells, Phyllis E.                                                10,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Swindells, Theodore H.                                               10,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Victor, Jolene                                                        6,600
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Wick Investments, Inc.                                               12,600
-------------------------------------------------------------- -----------------
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                                      -11-

-------------------------------------------------------------- -----------------

STOCKHOLDER                                                          SHARES
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Wick, Elizabeth D.                                                   18,400
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Wick, Elizabeth D. Revocable Trust dated
June 17, 1983, Elizabeth D. Wick, Trustee                             5,200
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
Wick, Myron A. III                                                  163,000
-------------------------------------------------------------- -----------------
-------------------------------------------------------------- -----------------
TOTAL SHARES                                                      2,959,000
-------------------------------------------------------------- -----------------

                                      -12-

                                   SCHEDULE B

----------------------------------------------------------- -------------

OPTIONHOLDER                                                    SHARES
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
Davison, H.                                                      4,200
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
International Media Ventures                                    15,000
----------------------------------------------------------- -------------
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International Media Ventures                                   250,000
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
Kay, T                                                          12,800
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
Lehrer, Jeffrey                                                 17,200
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
Lewin, Joseph                                                   43,200
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
Luers, William                                                   6,800
----------------------------------------------------------- -------------
----------------------------------------------------------- -------------
Michaels, J.                                                     3,400
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Sabatino, J.                                                     2,400
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Stumpus, M.                                                      6,800
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TOTAL OPTIONS                                                  361,800
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                                      -13-

                                   SCHEDULE C

                          RECENT MATERIAL DEVELOPMENTS

                                 CTC MEDIA, INC.

UPDATE ON OPERATIONS

         The Company's principal network, CTC, was broadcast by 317 television stations as of June 30, 2005, 14 of which are owned-and-operated stations and 17 of which are the Company's retransmitters, covering 1,013 cities and towns in
Russia. CTC Network continues to offer entertainment programming targeted principally at 6-54 year-old viewers. In 2004, the CTC Network achieved a 9.8%
share of viewers four years and older, making CTC the fourth most watched television broadcaster in Russia. Through May 31, 2005, CTC Network's average audience share was 9.6%. Although, on average, audience share thus far in 2005 has been lower than the 2004 average, CTC Network's audience share has been generally increasing over the past several weeks and management believes that the network will achieve an average audience share for the full year 2005 that is slightly higher than that achieved in 2004.

         In the second half of 2004, the Company acquired the M1 television station in Moscow and affiliated stations in St. Petersburg, Kazan and Perm. On the basis of those acquired stations, the Company launched its second network,
Home TV, in March 2005. The target audience for the Home TV Network is women aged 25-60. As of June 30, 2005, the Home TV Network was broadcast by 72 television stations, including four owned and operated stations and two of the
Company's retransmitters, covering 324 cities and towns in Russia. From date of launch through May 2005, Home TV's average audience share in the 4+ demographic was 1.2%.

RESULTS OF OPERATIONS FOR THE PERIOD ENDED MARCH 31, 2005

         Despite increasingly competitive market conditions, during the first quarter of 2005 CTC Media achieved strong growth in revenue and earnings before interest, tax, depreciation and amortization ("EBITDA") compared to the first quarter of 2004.(1) Total operating revenues were up 35% and EBITDA increased
23% compared to the first quarter of 2004.

------------------
1   CTC Media calculates EBITDA after deducting amortization of programming rights.

                                      -14-

         The Company's unaudited consolidated results for the quarter ended
March 31, 2005 as compared with the same quarter in 2004 are presented below.

              CONSOLIDATED STATEMENT OF OPERATIONS (US$ THOUSANDS)

                                           Quarter ended
                                             March 31,
                                         2005         2004          Change
                                         ----         ----
                                             UNAUDITED        QUARTER-ON QUARTER
                                             ---------        ------------------
Revenues:
  Advertising                            $42,688     $31,428              36%
  Other revenue                              382         461            (17)%
                                         -------     -------             ----
         Total operating revenues        $43,070     $31,889              35%
                                         -------     -------              ---

Expenses:
  Direct operating expenses              (3,063)     (2,225)            (38)%
  Selling, general and administrative    (9,921)     (6,141)            (62)%
  Amortization of programming rights    (13,010)     (9,372)            (39)%
  Depreciation and amortization          (3,262)     (1,276)           (156)%
  Other operating expenses                 (146)       (390)              63%
                                         -------     -------            -----
         Total operating expenses       (29,402)    (19,404)            (52)%
                                        --------    --------            -----

OPERATING INCOME                          13,668      12,485               9%

Net interest expense                     (1,223)         (5)               NA
Gain on sale of subsidiaries                   -           -
Other non-operating income, net               61         521            (88)%
                                          ------      ------
         Income before taxes              12,506      13,001             (4)%
                                          ------      ------

Income tax (expense) benefit             (4,223)     (4,021)             (5)%
Minority interest                          (382)       (369)             (4)%
                                         -------     -------             ----
NET INCOME (LOSS)                         $7,902      $8,611             (8)%
                                          ======      ======             ====

EBITDA                                   $16,930     $13,761              23%
                                         =======     =======              ===

MANAGEMENT EXPECTATIONS FOR 2005 OPERATING RESULTS

         According to Video International, Russia's leading national television advertising sales house, the aggregate size of the national and regional television advertising market in Russia is expected to be $2.12 billion, as compared with $1.7 billion for 2004. A recent press report indicates that Video
International may revise its estimate for the 2005 Russian television advertising market to $2.22 billion. Based on CTC Media's year-to-date performance and the outlook for the Russian advertising market for the remainder of 2005, management believes that total operating revenues and EBITDA for the year ending December 31, 2005 will materially exceed 2004's total operating revenues and EBITDA, which were $153.8 million and $70.5 million, respectively.

                                      -15-

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 2005, the Company had a cash balance of $34.0 million.
Total indebtedness (excluding accrued interest and excluding a cash-collateralized loan of approximately $36 million) was $24 million. In order to finance the proposed repurchase of 3,377,600 shares of its capital stock (the
"Share Buyback") and working capital, the Company is currently seeking additional debt financing of approximately $85 million from Alfa Bank, an affiliate of one of the Company's principal stockholders.

INTENTION TO SEEK INITIAL PUBLIC OFFERING

         The Company currently intends to seek an initial public offering of its common stock as early as the second quarter of 2006. The initial public offering price, and the trading price of the common stock thereafter in the public market, may be materially higher than $16.75, the price at which the Company will purchase shares in the Share Buyback.

                                      -16-